Exhibit 99.1

CONTACT:
GTC Biotherapeutics, Inc. Thomas E. Newberry Vice President, Corporate Communications (508) 370-5374	Feinstein Kean Healthcare for GTC Biotherapeutics, Inc. Francesca DeVellis (617) 577-8110

GTC BIOTHERAPEUTICS ANNOUNCES PRIVATE PLACEMENT OF COMMON

STOCK AND WARRANTS

FRAMINGHAM, MA — August 8, 2005 — GTC Biotherapeutics, Inc. (Nasdaq: GTCB) (“GTC”) announced today that it has entered into definitive agreements with certain institutional investors for a private placement of Common Stock and Common Stock Purchase Warrants. GTC has agreed to sell an aggregate of approximately 4.57 million shares of Common Stock at $1.75 per share. The investors will also receive 5-year warrants to purchase an aggregate of approximately 1.8 million additional shares of GTC’s Common Stock at an exercise price of $2.68 per share.

Rodman & Renshaw, LLC acted as exclusive placement agent for the securities sold in this transaction.

The proceeds of the financing are expected to be used for general corporate purposes, including funding GTC’s ongoing clinical trial activities and preparations for commercialization of ATryn®, pending review of the Market Authorization Application (MAA) for ATryn® by the European Medicines Agency (EMEA).

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security. The securities sold in this private placement have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from registration requirements. GTC has agreed to file a resale registration statement on Form S-3 within 20 days after the closing of the transaction for purposes of registering the shares of Common Stock, as well as the shares of Common Stock underlying the warrants, acquired by these investors.

About GTC Biotherapeutics

GTC Biotherapeutics is a leader in the development, production, and commercialization of therapeutic proteins through transgenic animal technology. GTC currently has five products in its internal pipeline and a portfolio of external program production opportunities. GTC’s lead program is ATryn®, its recombinant form of human antithrombin. An MAA is under review by the EMEA for the use of ATryn® in patients with a hereditary antithrombin deficiency. In addition to the ATryn® program, GTC is developing a recombinant human alpha-1 antitrypsin, a recombinant human albumin, a malaria vaccine, and a CD137 antibody to stimulate the immune system as a potential treatment for solid tumors. In its external programs, GTC’s technology is used to develop transgenic production of its partners’ proprietary products, including both large-volume protein therapeutics as well as products that are difficult to produce in significant quantities from conventional recombinant production systems. One of the external programs is in clinical trials with a transgenically produced product. Additional information is available on the GTC web site, http://www.gtc-bio.com.